Exhibit 99.1

Apps Genius Corp
157 Broad Street, Suite 109
Red Bank, New Jersey 07701
(732) 741-2840

January 17, 2012

Dear Valued Stockholders,

This past year was an exciting time for Apps Genius Corp.  Throughout 2011, we continued to take the steps necessary to further develop and increase the exposure of our iPhone, Android and Facebook games and applications.  In addition to broadening our product offerings, we have successfully launched our Celebrity Entertainment Division on August 30, 2011.  The focus of the Celebrity Entertainment Division is to build games and apps for celebritiesthat are designed in conjunction with the celebrity and marketed by the celebrity to their fans.  We were very pleased to sign our first celebrity, Nicole “Snooki” Polizzi of MTV’s knockout hit, “The Jersey Shore” in October 2011.  Ms. Polizzi’s first App, “Snookify Me!” was released for both the iPhone and Android in November 2011 and has been featured on such shows as Good Morning America, Jay Leno, Wendy Williams and Conan O’Brian.

We have also focused on the growth and popularity of Apps Genius as a company.  With our recent announcement of two very well respected celebrity advisors, Robert Thorne and Sergey Knazev, to our advisory board, we are best positioning ourselves to further grow our celebrity division.  We are continually working on and hope to be announcing additional celebrity clients shortly.  In 2011, we have also engaged IRG, an investor relations and PR firm to better help us spread the message that Apps Genius is here and both changing and defining the apps and game industry.  Strategically we have signed various deals including a distribution deal with Wizard World, Inc. (WIZD.pk), producer of Comic Cons, Universal Business Listings to build their iPhone and Android presence, Starz Management, a management company that represents various celebrities, as well as additional distribution agreements with both Guppy Media and GreatApps.com.

In the current year, we intend to perform a raise for the additional capital that is necessary to bring Apps Genius to the next level in both technology and sales.  Our achievements to date would not have been possible without you, our stockholders, for the continued confidence that you have and continue to place in us.  We look forward to great achievements in the year ahead.

Sincerely,

Adam Kotkin
Chief Executive Officer